Credit Suisse
Asset-Backed Securities
ABSC NS 2006-HE6
Balance: 1,020,900,865
All records
5,185 records

Selection Criteria: All records
Table of Contents

1.

Summary Aggregate

2.

IO Loans From the Entire Pool

3.

FICO & Documentation

4.

Original LTV

5.

Principal Balance

6.

APR & FICO

7.

APR & LTV

1. Summary Aggregate

WAC: 8.503
Wtd Avg FICO: 612
FICO lt 600: 37.58
FICO 600 650: 38.85
WA LTV: 81.92
LTV eq 80: 33.63
LTV gt 80.01: 42.56
LTV 95.01 100: 8.15
Full Doc: 63.74
Stated Doc: 29.31
Limited Doc: 6.95
Purch %: 36.61
CO refi %: 52.04
Owner OCC: 94.23
Prepay Penalty: 62.35
Wtd Avg DTI: 42.36
ARM %: 100.00
2 YR Fixed ARM: 61.50
3 YR Fixed ARM: 16.08
1st Lien %: 99.19
Avg Loan Balance: 196895.06
# of Loans: 5185
Loan Bal < 100K: 8.71
Mtg Rates > 12%: 1.04
Manuf Housing (%): 0.09
Silent 2nd %: 33.04
IO Loan %: 9.68

2. IO Loans From the Entire Pool

5 YR IO: 99.89
2 YR IO: 0.11
FICO: 660
LTV: 82.42
DTI: 42.00
Full Doc: 54.56
Purchase: 49.42

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3. FICO & Documentation

FICO & Documentation	Account	% Full Documentation	% Reduced Documentation	% Purchase	% CO Refi	WAC	Avg Prin Bal	Wtd Avg LTV	IO Loans	Silent 2nds
451 - 500	21	0.27	0.00	0.02	0.24	9.656	139,009.67	76.06	0.00	0.00
501 - 550	1368	16.74	0.00	0.82	17.97	9.441	155,007.71	74.99	0.00	0.30
551 - 600	886	12.90	0.00	5.53	9.73	8.613	200,641.51	82.90	0.25	5.06
601 - 650	1850	22.58	0.00	16.56	16.78	8.310	209,505.36	84.52	5.06	14.40
651 - 700	798	8.43	0.00	8.47	6.28	7.915	214,902.73	83.70	2.19	8.27
701 - 750	187	2.02	0.00	3.34	0.92	7.803	253,867.71	82.04	1.61	3.27
751 - 800	73	0.74	0.00	1.87	0.06	7.883	287,561.52	81.43	0.57	1.75
801 - 850	2	0.06	0.00	0.00	0.06	8.556	310,092.94	87.87	0.00	0.00
Total:	5185	63.74	0.00	36.61	52.04	8.503	196,895.06	81.92	9.68	33.04

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4. Original LTV

Original LTV	Number of Loans	FICO < 450	FICO 450 - 500	FICO 501 - 550	FICO 551 - 600	FICO 601 - 650	FICO 651 - 700	FICO 701 - 750	FICO 751 - 800	FICO 801 - 850	WA FICO	Avg Prin Bal	WAC	Gross Margin	Full Documentation	% Reduced Documentation	IO Loans	Silent Second
10.01 - 20.00	5	0.00	0.00	0.02	0.01	0.00	0.00	0.00	0.00	0.00	527.47	63776.82	10.770	8.235	0.02	0.00	0.00	0.00
20.01 - 30.00	22	0.00	0.02	0.17	0.00	0.00	0.00	0.00	0.00	0.00	528.83	86001.02	9.955	7.436	0.15	0.00	0.00	0.00
30.01 - 40.00	41	0.00	0.00	0.29	0.03	0.04	0.02	0.00	0.00	0.00	547.08	94602.84	9.607	6.771	0.27	0.00	0.01	0.00
40.01 - 50.00	57	0.00	0.00	0.50	0.01	0.05	0.04	0.02	0.00	0.00	553.84	111013.80	9.306	6.622	0.46	0.00	0.00	0.00
50.01 - 60.00	129	0.00	0.00	1.23	0.22	0.24	0.10	0.02	0.00	0.00	555.64	143571.95	8.896	6.450	1.17	0.00	0.09	0.00
60.01 - 70.00	491	0.00	0.05	3.88	2.09	2.34	0.78	0.05	0.00	0.00	576.47	190880.51	8.500	6.098	6.16	0.00	0.50	0.12
70.01 - 80.00	2326	0.00	0.07	6.43	6.29	17.29	9.81	3.57	1.76	0.00	629.54	198499.40	8.025	6.017	28.43	0.00	5.77	30.08
80.01 - 90.00	1186	0.00	0.14	7.26	5.48	7.71	1.79	0.49	0.23	0.00	587.60	198862.57	8.763	6.069	16.37	0.00	1.77	1.74
90.01 - 100.00	928	0.00	0.01	0.99	3.30	10.30	4.25	0.50	0.06	0.06	627.33	214094.54	9.206	6.171	10.71	0.00	1.54	1.10
Total:	5185	0.00	0.29	20.77	17.41	37.96	16.80	4.65	2.06	0.06	612.21	196895.06	8.503	6.084	63.74	0.00	9.68	33.04

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5. Principal Balance

Principal Balance	FICO <= 450	FICO 451 - 500	FICO 501 - 550	FICO 551 - 600	FICO 601 - 650	FICO 651 - 700	FICO 701 - 750	FICO 751 - 800	FICO 801 - 850	WA FICO	Wtd Avg LTV	WAC	Gross Margin	Full Documentation	% Reduced Documentation	IO Loans	Silent Second
0.01 - 50,000.00	0.00	0.00	0.02	0.06	0.14	0.09	0.00	0.00	0.00	622.15	90.95	10.517	6.193	0.21	0.00	0.00	0.00
50,000.01 - 100,000.00	0.00	0.07	3.39	1.37	2.35	0.96	0.19	0.07	0.00	585.66	77.91	9.437	6.516	6.59	0.00	0.02	1.90
100,000.01 - 150,000.00	0.00	0.05	4.51	2.67	5.14	2.14	0.49	0.14	0.00	598.12	80.44	8.876	6.344	11.42	0.00	0.31	5.39
150,000.01 - 200,000.00	0.00	0.07	3.86	2.86	5.48	2.19	0.40	0.15	0.00	602.08	80.54	8.588	6.196	10.66	0.00	0.66	5.00
200,000.01 - 250,000.00	0.00	0.06	2.68	1.93	5.05	2.19	0.46	0.15	0.00	610.32	81.33	8.255	6.048	8.24	0.00	0.86	4.38
250,000.01 - 300,000.00	0.00	0.00	1.92	1.56	4.91	1.68	0.40	0.25	0.00	615.76	82.07	8.317	6.049	6.49	0.00	1.26	4.19
300,000.01 - 350,000.00	0.00	0.03	1.21	1.50	3.02	1.80	0.60	0.10	0.00	621.13	83.05	8.206	5.940	5.04	0.00	1.26	2.86
350,000.01 - 400,000.00	0.00	0.00	0.73	1.36	2.67	1.77	0.30	0.15	0.00	625.16	83.32	8.187	5.964	3.77	0.00	0.95	2.19
400,000.01 - 450,000.00	0.00	0.00	0.66	1.09	3.22	0.99	0.54	0.25	0.00	626.95	84.79	8.399	5.896	3.37	0.00	1.25	2.17
450,000.01 - 500,000.00	0.00	0.00	0.56	0.84	2.09	1.12	0.28	0.23	0.00	631.45	85.24	8.596	5.985	1.96	0.00	0.70	1.58
500,000.01 - 550,000.00	0.00	0.00	0.61	0.47	1.03	0.62	0.46	0.15	0.00	631.97	84.51	8.163	5.932	1.76	0.00	0.98	1.29
550,000.01 - 600,000.00	0.00	0.00	0.28	0.40	1.06	0.45	0.28	0.05	0.06	633.92	86.76	8.035	5.752	1.40	0.00	0.61	0.89
600,000.01 - 650,000.00	0.00	0.00	0.18	0.37	0.80	0.24	0.12	0.06	0.00	621.57	83.94	8.165	5.959	0.86	0.00	0.43	0.73
650,000.01 - 700,000.00	0.00	0.00	0.06	0.33	0.13	0.26	0.06	0.20	0.00	650.88	84.27	8.027	5.843	0.52	0.00	0.26	0.33
700,000.01 - 750,000.00	0.00	0.00	0.00	0.14	0.07	0.00	0.07	0.00	0.00	627.70	88.62	8.045	6.000	0.14	0.00	0.07	0.07
750,000.01 - 800,000.00	0.00	0.00	0.00	0.00	0.15	0.08	0.00	0.00	0.00	649.63	83.25	8.119	6.000	0.08	0.00	0.00	0.00
800,000.01 - 850,000.00	0.00	0.00	0.08	0.08	0.08	0.00	0.00	0.00	0.00	583.31	85.14	8.241	5.724	0.16	0.00	0.00	0.00
850,000.01 - 900,000.00	0.00	0.00	0.00	0.17	0.26	0.09	0.00	0.00	0.00	618.81	82.88	7.365	6.000	0.43	0.00	0.09	0.09
900,000.01 - 950,000.00	0.00	0.00	0.00	0.00	0.09	0.00	0.00	0.00	0.00	609.00	62.33	6.700	6.000	0.09	0.00	0.00	0.00
950,000.01 - 1,000,000.00	0.00	0.00	0.00	0.10	0.00	0.00	0.00	0.10	0.00	697.83	81.39	6.860	6.000	0.10	0.00	0.00	0.00
1,000,000.01 - 1,050,000.00	0.00	0.00	0.00	0.00	0.10	0.00	0.00	0.00	0.00	625.00	85.49	6.700	4.210	0.10	0.00	0.00	0.00
1,150,000.01 - 1,200,000.00	0.00	0.00	0.00	0.12	0.00	0.00	0.00	0.00	0.00	586.00	68.18	6.750	6.000	0.12	0.00	0.00	0.00
1,200,000.01 - 1,250,000.00	0.00	0.00	0.00	0.00	0.12	0.12	0.00	0.00	0.00	635.51	68.01	7.600	6.000	0.24	0.00	0.00	0.00
Total:	0.00	0.29	20.77	17.41	37.96	16.80	4.65	2.06	0.06	612.21	81.92	8.503	6.084	63.74	0.00	9.68	33.04

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6. APR & FICO

APR & FICO	FICO <= 450	FICO 451 - 500	FICO 501 - 550	FICO 551 - 600	FICO 601 - 650	FICO 651 - 700	FICO 701 - 750	FICO 751 - 800	FICO 801 - 850	WA FICO	LTV	WAC	Gross Margin	Avg Principal	Full Documentation	% Reduced Documentation	IO Loans	Silent Second
5.001 - 5.500	0.00	0.00	0.00	0.00	0.00	0.04	0.00	0.00	0.00	698.00	80.00	5.500	6.000	368000.000	0.04	0.00	0.04	0.04
5.501 - 6.000	0.00	0.00	0.00	0.02	0.16	0.13	0.07	0.00	0.00	655.61	80.42	5.934	4.821	230113.322	0.36	0.00	0.29	0.31
6.001 - 6.500	0.00	0.00	0.04	0.16	1.00	1.03	0.37	0.12	0.00	660.25	80.02	6.374	4.966	289080.628	2.37	0.00	0.63	1.78
6.501 - 7.000	0.00	0.00	0.23	1.05	4.34	2.37	0.79	0.29	0.00	644.03	79.84	6.848	5.286	276402.479	7.49	0.00	2.21	4.40
7.001 - 7.500	0.00	0.00	0.65	1.76	5.28	2.98	0.71	0.46	0.00	636.92	79.95	7.310	5.655	238856.077	8.59	0.00	2.01	5.79
7.501 - 8.000	0.00	0.03	1.33	3.10	8.10	3.50	0.96	0.54	0.00	629.18	80.60	7.796	5.812	221935.015	11.20	0.00	2.01	8.00
8.001 - 8.500	0.00	0.00	2.13	2.66	4.94	2.61	0.73	0.26	0.00	619.17	81.43	8.279	6.059	196813.723	8.50	0.00	1.08	5.19
8.501 - 9.000	0.00	0.06	3.35	3.29	5.57	2.31	0.46	0.12	0.06	605.06	83.32	8.786	6.283	195145.142	8.99	0.00	0.99	4.33
9.001 - 9.500	0.00	0.01	2.93	1.78	2.31	0.59	0.25	0.09	0.00	586.41	82.37	9.262	6.489	177581.436	4.74	0.00	0.29	1.25
9.501 - 10.000	0.00	0.08	4.06	1.84	2.26	0.66	0.18	0.10	0.00	577.88	84.32	9.780	6.662	168263.835	4.72	0.00	0.07	1.03
10.001 - 10.500	0.00	0.07	3.15	0.58	1.50	0.18	0.03	0.06	0.00	564.88	81.69	10.278	6.989	149466.267	3.24	0.00	0.02	0.49
10.501 - 11.000	0.00	0.03	1.45	0.69	1.52	0.14	0.06	0.00	0.00	581.76	87.53	10.758	6.791	162348.451	1.87	0.00	0.04	0.33
11.001 - 11.500	0.00	0.00	0.41	0.24	0.42	0.07	0.00	0.00	0.00	581.42	86.35	11.256	6.201	132914.371	0.53	0.00	0.00	0.10
11.501 - 12.000	0.00	0.00	0.52	0.15	0.33	0.06	0.00	0.01	0.00	576.32	83.00	11.756	6.175	118874.886	0.58	0.00	0.00	0.01
12.001 - 12.500	0.00	0.01	0.36	0.06	0.11	0.07	0.03	0.00	0.00	567.22	83.64	12.254	6.481	86270.153	0.38	0.00	0.00	0.00
12.501 - 13.000	0.00	0.00	0.15	0.04	0.12	0.07	0.00	0.00	0.00	589.00	88.91	12.682	6.000	102486.628	0.13	0.00	0.00	0.00
13.001 - 13.500	0.00	0.00	0.02	0.00	0.01	0.00	0.00	0.00	0.00	586.65	91.93	13.066	0.000	97573.247	0.02	0.00	0.00	0.00
Total:	0.00	0.29	20.77	17.41	37.96	16.80	4.65	2.06	0.06	612.21	81.92	8.503	6.084	196895.056	63.74	0.00	9.68	33.04

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7. APR & LTV

APR & LTV	LTV <=40	LTV 40.01 - 50	LTV 50.01 - 60	LTV 60.01 - 70	LTV 70.01 - 80	LTV 80.01 - 90	LTV 90.01 - 100	LTV 100+	WA LTV	WA FICO	Gross Margin	Avg Prin Bal	Full Documentation	% Reduced Documentation	IO Loans	Silent 2nds
5.001 - 5.500	0.00	0.00	0.00	0.00	0.04	0.00	0.00	0.00	80.00	698	6.000	368,000.00	0.04	0.00	0.04	0.04
5.501 - 6.000	0.00	0.00	0.00	0.01	0.33	0.04	0.00	0.00	80.42	656	4.821	230,113.32	0.36	0.00	0.29	0.31
6.001 - 6.500	0.00	0.00	0.03	0.18	2.10	0.28	0.13	0.00	80.02	660	4.966	289,080.63	2.37	0.00	0.63	1.78
6.501 - 7.000	0.00	0.01	0.09	1.03	5.65	1.42	0.86	0.00	79.84	644	5.286	276,402.48	7.49	0.00	2.21	4.40
7.001 - 7.500	0.00	0.07	0.17	1.04	7.66	2.12	0.78	0.00	79.95	637	5.655	238,856.08	8.59	0.00	2.01	5.79
7.501 - 8.000	0.07	0.03	0.24	1.59	10.45	2.93	2.25	0.00	80.60	629	5.812	221,935.02	11.20	0.00	2.01	8.00
8.001 - 8.500	0.02	0.07	0.17	1.13	6.84	3.20	1.89	0.00	81.43	619	6.059	196,813.72	8.50	0.00	1.08	5.19
8.501 - 9.000	0.05	0.08	0.25	1.40	5.47	4.37	3.60	0.00	83.32	605	6.283	195,145.14	8.99	0.00	0.99	4.33
9.001 - 9.500	0.06	0.06	0.24	0.95	2.08	2.62	1.95	0.00	82.37	586	6.489	177,581.44	4.74	0.00	0.29	1.25
9.501 - 10.000	0.11	0.12	0.26	0.78	1.94	2.94	3.02	0.00	84.32	578	6.662	168,263.83	4.72	0.00	0.07	1.03
10.001 - 10.500	0.15	0.09	0.23	0.46	1.41	1.54	1.67	0.00	81.69	565	6.989	149,466.27	3.24	0.00	0.02	0.49
10.501 - 11.000	0.05	0.03	0.06	0.31	0.66	0.76	2.02	0.00	87.53	582	6.791	162,348.45	1.87	0.00	0.04	0.33
11.001 - 11.500	0.04	0.01	0.03	0.06	0.17	0.34	0.50	0.00	86.35	581	6.201	132,914.37	0.53	0.00	0.00	0.10
11.501 - 12.000	0.02	0.05	0.03	0.13	0.18	0.28	0.38	0.00	83.00	576	6.175	118,874.89	0.58	0.00	0.00	0.01
12.001 - 12.500	0.01	0.01	0.01	0.09	0.16	0.17	0.20	0.00	83.64	567	6.481	86,270.15	0.38	0.00	0.00	0.00
12.501 - 13.000	0.01	0.00	0.01	0.00	0.10	0.08	0.19	0.00	88.91	589	6.000	102,486.63	0.13	0.00	0.00	0.00
13.001 - 13.500	0.00	0.00	0.00	0.00	0.00	0.02	0.01	0.00	91.93	587	0.000	97,573.25	0.02	0.00	0.00	0.00
Total:	0.60	0.62	1.81	9.18	45.23	23.10	19.46	0.00	81.92	612	6.084	196,895.06	63.74	0.00	9.68	33.04

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11 Madison Avenue
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www.credit_suisse.com
Oct 25, 2006 00:10

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